Exhibit 10.5

EXECUTED VERSION

SECOND AMENDED AND RESTATED STOCK PLEDGE AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCK PLEDGE AGREEMENT (this “Agreement”), dated as of August 22, 2007, is entered into by and between LERNER NEW YORK, INC., a Delaware corporation (“Pledgor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent (in such capacity, “Pledgee”) for the Lenders (as hereinafter defined) and Bank Product Providers (as defined in the Loan Agreement).

RECITALS

WHEREAS, Pledgor and Pledgee entered into the Amended and Restated Stock Pledge Agreement, dated as of March 16, 2004, as in effect on the date hereof  (the “Existing Pledge Agreement”) and the other agreements, documents and instruments executed or delivered in connection therewith as heretofore amended (the “Existing Financing Agreements”).

WHEREAS, Pledgor owns one hundred percent (100%) of the issued and outstanding Capital Stock (as defined in the Loan Agreement) of each of Associated Lerner Shops of America, Inc., a New York corporation (“Associated Lerner”), Lerner New York GC, LLC, an Ohio limited liability company (“Lerner GC”), and Jasmine Company, Inc., a Massachusetts corporation (“Jasmine”, and together with Lerner GC, Associated Lerner, each a “Company” and collectively, the “Companies”), and may from time to time in the future, subject to the terms and conditions set forth in the Financing Agreements, acquire one or more additional Subsidiaries (as defined in the Loan Agreement) (“Future Subsidiaries”).

WHEREAS, Pledgor, Jasmine, and Lernco, Inc. (“Lernco” and together with Pledgor and Jasmine, each individually a “Borrower” and collectively “Borrowers”), Pledgee and the persons from time to time party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), have amended and restated or are about to amend and restate the existing financing arrangements of Pledgee, Lenders, Borrowers and Guarantors pursuant to which Lenders (or Pledgee on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated as of the date hereof, by and among Pledgee, Lenders, Borrowers and Guarantors (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Agreement (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

WHEREAS, Pledgor desires to pledge to Pledgee, for its benefit and the ratable benefit of the Lenders and Bank Product Providers (as defined in the Loan Agreement), a continuing security interest in all of the Capital Stock of the Companies, any and all of the Future Subsidiaries organized under the laws of any jurisdiction within the United States of America (“Domestic Future Subsidiaries”) and 65% of the Capital Stock of all Future Subsidiaries

organized under the laws of any jurisdiction outside of the United States of America (“Foreign Future Subsidiaries”), in each case as collateral security for the Obligations (as defined below).

WHEREAS, in order to induce Pledgee and the Lenders to enter into the Loan Agreement, Pledgor and Pledgee desire to amend and restate the Existing Pledge Agreement in its entirety as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts the parties hereto agree as follows:

1.             Pledge.  Pledgor hereby delivers, pledges and grants a continuing security interest to Pledgee, for Pledgor’s benefit and the ratable benefit of the Lenders and the Bank Product Providers, in all of the Capital Stock of each Company, all of the Capital Stock of each Domestic Future Subsidiary and 65% of the Capital Stock of each Foreign Future Subsidiary, whether now or hereafter owned or beneficially owned by Pledgor, together with all proceeds, replacements, substitutions, newly issued stock, stock received by reason of a stock split, bonus or any other form of issue, dividend or distribution with respect to or arising from such stock (collectively, the “Collateral”).  Pledgor shall forthwith deliver to Pledgee the Collateral together with stock powers in form and substance satisfactory to Pledgee duly executed in blank, with signatures guaranteed, regarding the Collateral.  Pledgor hereby authorizes Pledgee and its agents and attorneys to file any and all UCC financing statements and amendments thereto deemed desirable by Pledgee to perfect or evidence the security interest in the Collateral granted hereunder.

2.             Obligations Secured.  The pledge and security interest effectuated hereby shall secure all of Pledgor’s obligations to Pledgee and/or the Lenders, which obligations shall consist of all debts, obligations and liabilities of Pledgor to Pledgee and/or the Lenders under any Financing Agreement by which Pledgor is bound, including, without limitation, all obligations that are included in the definition of “Obligations” under the Loan Agreement (collectively, the “Obligations”).

3.             Representations And Warranties Regarding The Collateral.  Pledgor represents and warrants that:  (a) all of the shares of stock described in Paragraph 1 hereof are fully paid, non-assessable and validly issued; (b) the Collateral was not issued in violation of any person’s or entity’s preemptive rights; (c) the Collateral is owned free and clear of any and all security interests, pledges, options to purchase or sell, redemptions or liens, other than the liens in favor of Pledgee; (d) Pledgor has full power to convey the Collateral; (e) no financing statements covering the Collateral are recorded with any cognizant state official or recording office (other than in favor of Pledgee, for itself and the ratable benefit of the Lenders and Bank Product Providers); and (f) the Collateral is free and clear of any claims, security interests or liens other than those in favor of Pledgee.

4.             Covenants.  Pledgor will not permit Lerner GC to (i) authorize the amendment of or amend its articles of organization, operating agreement or other organizational documents to provide that its Capital Stock is governed by Article 8 of the Code, or (ii) authorize the issuance of or issue certificates evidencing its Capital Stock.

5.             Events Of Default.  For purposes herein, “Event of Default” shall mean any “Event of Default” as defined under the Loan Agreement.  Pledgor hereby appoints Pledgee as its attorney-in-fact to arrange, upon the occurrence and during the continuance of an Event of Default, for a transfer of the Collateral on the books of any Company or Future Subsidiary, as applicable, to the name of Pledgee or to the name of Pledgee’s nominee.

6.             Voting Rights.  During the term of this Agreement, so long as there shall not occur any Event of Default, Pledgor shall have the right to vote the Collateral on all corporate questions for all purposes not inconsistent with the terms of this Agreement.  Upon the occurrence and during the continuance of an Event of Default, Pledgee shall thereafter have, at its discretion, the option to exercise all voting powers and other corporate rights pertaining to the Collateral.  Pledgee may, upon or at any time after the occurrence of an Event of Default, at its option, transfer or register the Collateral or any part thereof into its own or its nominee’s name.

7.             Stock Adjustments And Dividends.  If during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of any Company or Future Subsidiary or any option included within the Collateral is exercised, or both, all new, substituted and additional shares, or other securities, issued to Pledgor by reason of any such change or exercise shall be delivered to and held by Pledgee under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.  During the term of this Agreement and so long as there shall not have occurred an Event of Default, Pledgor shall have the right to receive any dividend or other distribution (other than dividends or distributions of stock) made on account of the Collateral; provided, however, that upon the occurrence of an Event of Default, unless otherwise permitted under the terms of the Loan Agreement or the Intercompany Subordination Agreement (as defined in the Loan Agreement) Pledgor shall immediately deliver all such dividends or other distributions to Pledgee in the same form received (except that dividends received in cash shall be remitted to the Blocked Account) and in the same manner as the Collateral pledged hereunder.

8.             Warrants And Rights.  If during the term of this Agreement, subscription warrants or any other rights or options shall be issued in connection with the Collateral, such warrants, rights and options shall be immediately assigned by Pledgor to Pledgee to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

9.             Remedies Upon Default.  In addition to the other remedies provided for herein, in the Loan Agreement or otherwise available under applicable law, upon the occurrence and during the continuance of an Event of Default:

(a)           Pledgee may:

(i)            exercise in respect to the Collateral, any one or more of the rights and remedies available under the New York Uniform Commercial Code and other applicable law; and

(ii)           sell or otherwise assign, give an option or options to purchase or dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash, on credit or for future delivery without assumption of any credit risk, free of any claim or right of whatsoever kind (including any right or equity of redemption) of Pledgor, which claim, right and equity are hereby expressly waived and released.  Pledgee or any Lender shall have the right to the extent permitted by applicable law, upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold; provided, however, Pledgor shall not receive any net proceeds, if any, of any such credit sale or future delivery until cash proceeds are actually received by Pledgee (which cash proceeds shall be applied by Pledgee to the Obligations) and after all Obligations have been paid in full.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Pledgee until the selling price is paid by the purchaser thereof, but Pledgee shall incur no liability in case of the failure of such purchaser to pay for the Collateral so sold and, in case of such failure, the Collateral may again be sold as herein provided.

(b)           Any notice required to be given by Pledgee of a sale of the Collateral, or any part thereof, or of any other intended action by Pledgee, which occurs not less than five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Pledgor thereof.  If, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition has been signed by Pledgor, during the continuance of such Event of Default, no such notification need be given to Pledgor.

(c)           Pledgee shall not be obligated to make any sale or other disposition of the Collateral, or any part thereof unless the terms thereof shall, in its sole discretion, be satisfactory to it.  Pledgee may, if it deems it reasonable, postpone or adjourn the sale of any of the Collateral, or any part thereof, from time to time by an announcement at the time and place of such sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.  Pledgor agrees that Pledgee has no obligations to preserve rights against prior parties to the Collateral.

(d)           Pledgor acknowledges and agrees that Pledgee may comply with limitations or restrictions in connection with any sale of the Collateral in order to avoid any violation of applicable law or in order to obtain any required approval of the sale or of the purchase thereof by any governmental regulatory authority or official and, without limiting the generality of the foregoing, Pledgor acknowledges and agrees that Pledgee may be unable to effect a public sale of any or all the Collateral by reason of certain prohibitions contained in the federal securities laws and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale.

Notwithstanding any such circumstances, Pledgor acknowledges and agrees that such compliance shall not result in any such private sale for such reason alone being deemed to have been made in a commercially unreasonable manner.  Pledgee shall not be liable or accountable to Pledgor for any discount allowed by reason of the fact that the Collateral is sold in compliance with any such limitation or restriction.  Pledgee shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the federal securities laws, or under applicable state securities laws, even if the issuer desires, requests or would agree to do so.

(e)           Any cash held by Pledgee as Collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Pledgee, be held by Pledgee as Collateral for the Obligations and/or then or at any time thereafter applied, without any marshalling of rights, remedies or assets, and after payment of any amounts payable to Pledgee or any Lender hereunder and, after deducting all reasonable costs and expenses of every kind in connection with the care, safekeeping, collection, sale, delivery or otherwise of any or all of the Collateral or in any way relating to the rights of Pledgee hereunder (including attorneys’ fees and disbursements), to the payment of reduction of the Obligations.  Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

10.           Successors And Assigns.  This Agreement shall be binding upon and inure to the benefit of Pledgor, Pledgee, and their respective successors and assigns.  This Agreement may be sold, assigned and transferred by Pledgee, whether in accordance with the Loan Agreement or otherwise, to another person, firm, association or corporation, including, without limitation, any lender for whom Pledgee is acting as agent.

11.           Applicable Law.  This Agreement shall be governed by and construed under the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.           Further Assurances.  Pledgor covenants and agrees that:  (a) it will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents as Pledgee may reasonably request from time to time in order to perfect and protect the security interests granted or purported to be granted hereunder (including without limitation the security interest granted in any Capital Stock of any Future Subsidiary) or otherwise to carry out the provisions and purposes hereof, (b) it will take all such other action, as Pledgee may reasonably request from time to time in order to perfect and protect the security interests granted or purported to be granted hereunder (including without limitation the security interest granted in any Capital Stock of any Future Subsidiary) or otherwise to carry out the provisions and purposes hereof; (c) the Collateral will remain free and clear of all security interests and liens throughout the term hereof, and (d) it will forward to Pledgee, immediately upon receipt, copies of any information or documents received by Pledgor in connection with the Collateral.  For purposes of defining security interest perfection, Pledgor further agrees that any Collateral which is in transit to Pledgee shall be deemed to be in Pledgee’s possession.  Pledgor warrants and represents that none of the Collateral constitutes margin securities for the purposes of Regulations T, U or X, and also warrants and represents that none of the proceeds of any loans made by Pledgee or the Lenders to Pledgor will be used to purchase or carry any margin stock.

13.           Integrated Agreement.  Except as otherwise provided in the Loan Agreement, this Agreement sets forth the entire understanding of the parties with respect to the within matters, and may not be modified except by a writing signed by all parties.

14.           Incorporation By Reference.  All of the terms and conditions, including, without limitation, the warranties, representations, covenants, agreements and default provisions, of the Loan Agreement are incorporated herein by this reference.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.

16.           Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

17.           Release.  At such time as Pledgor shall completely satisfy all of the non-contingent Obligations, and the Financing Agreements have been terminated, other than upon enforcement of Pledgee’s remedies under the Financing Agreements after an Event of Default, (i) Pledgee will execute and deliver to Pledgor a release or other instrument as may be necessary or proper to release Pledgor’s lien in the Collateral and return to Pledgor all stock certificates and stock powers relating to this Agreement which are in its possession, subject to any dispositions thereof which may have been made by Pledgee pursuant hereto and (ii) this Agreement will terminate along with such other Financing Agreements as provided for in the Loan Agreement.

18.           Acknowledgment and Restatement.

(a)           Pledgor hereby acknowledges, confirms and agrees that Pledgor is indebted to Pledgee and Lenders in respect of any obligations, liabilities or indebtedness for loans, advances and letter of credit accommodations to Pledgee under the Existing Loan Agreement, the Existing Security Agreement or the other Existing Financing Agreements, together with all interest accrued and accruing thereon, and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Pledgor to Pledgee without offset, defense, or counterclaim of any kind, nature or description whatsoever. Pledgor hereby ratifies, assents, adopts and agrees to pay all of the Obligations arising before, on or after the date hereof.

(b)           Pledgor hereby acknowledges, confirms and agrees that Pledgee has and shall continue to have, for itself and the benefit of Lenders, valid, enforceable and perfected first priority security interests in and liens upon all of the Collateral heretofore granted to Pledgee pursuant to the Existing Security Agreement to secure all of the Obligations subject only to liens permitted under the Loan Agreement and the other Financing Agreements.

(c)           Pledgor hereby acknowledges, confirms and agrees that: (i) the Existing Security Agreement has been duly executed and delivered by Pledgor and is in full force and effect as of the date hereof; (ii) the agreements and obligations of Pledgor contained in the Existing Security Agreement constitute legal, valid and binding obligations of Pledgor enforceable against it in accordance with the terms thereof, and Pledgor has no valid defense, offset or counterclaim to the enforcement of such obligations; and (iii) Pledgee and Lenders are entitled to all of the rights, remedies and benefits provided for in the Existing Security Agreement.

(d)           Except as otherwise stated in Section 18(b) hereof and in this Section 18(d), as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Security Agreement are hereby amended and restated in their entirety, and as so amended and restated, are replaced and superseded by the terms, conditions agreements, covenants, representations and warranties set forth in this Agreement, except that nothing herein shall impair or adversely affect the continuation of the liability of Pledgor for the obligations or the security interests and liens heretofore granted, pledged or assigned to Pledgee for itself and the benefit of Lenders.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the indebtedness and other obligations and liabilities of Pledgor evidenced by or arising under the Existing Security Agreement and any of the other Existing Financing Agreements to which Pledgor is a party, and the liens and security interests securing such indebtedness and other obligations and liabilities shall not in any manner be impaired, limited, terminated, waived or released.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“Pledgor”

LERNER NEW YORK, INC.,
a Delaware corporation

By:	/s/ Ronald W. Ristau
Name:	Ronald W. Ristau
Title:	President, Chief Financial Officer and Secretary

“Pledgee”

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent

By:	/s/ Laurence Forte
Name:	Laurence Forte
Title:	Managing Director